JOINT WRITTEN CONSENT

OF THE BOARD OF DIRECTORS AND

MAJORITY STOCKHOLDERS OF

CLX ENERGY, INC.

A Colorado Corporation

The undersigned, being all of the directors and a majority of the stockholders of CLX Energy, Inc., a Colorado corporation (the “Corporation”), hereby adopt the following recitals and resolutions by their written consent thereto as of August 30, 2004, hereby waiving all notice of and the holding of a meeting of the board of directors and stockholders to act upon such resolutions.

AMENDMENT TO ARTICLES OF INCORPORATION

WHEREAS, the Board of Directors and a majority of the stockholders of the Corporation deem it to be in the best interests of the Corporation and its stockholders to amend the Corporation’s Articles of Incorporation to (i) increase the number of shares of common stock that the Corporation is authorized to issue from 50,000,000 to 1,980,000,000, (ii) increase the number of shares of undesignated preferred stock that the Corporation is authorized to issue from 2,000,000 to 20,000,000, (iii) authorize the board of directors, without the consent of the stockholders of the Corporation, to adopt any recapitalization affecting the outstanding shares of capital stock of the Corporation by effecting a forward or reverse split of all of the outstanding shares of any class of capital stock of the Corporation, with appropriate adjustments to the Corporation’s capital accounts, provided that the recapitalization does not require any amendment to the Articles of Incorporation of the Corporation, (iv) change the name of the Corporation to “CLX Investment Company, Inc.”, and (v) approve the action by majority written consent of shareholders in lieu of meeting.

WHEREAS, there has been presented to the board of directors and at least a majority of the Stockholders entitled to vote, a Certificate of Amendment to Articles of Incorporation (the “Amendment”) to be filed with the Colorado Secretary of State for the purpose of effecting the above-referenced changes.

WHEREAS, the Board of Directors has fixed the close of business on August 30, 2004, as the record date (“Record Date”) for the determination of stockholders who are entitled to give consent to the Amendment.

WHEREAS, as of the Record Date, the Corporation’s authorized capital stock consisted of 50,000,000 shares of common stock, $.001 par value per share (“Common Stock”), of which 2,631,936 shares of Common Stock were issued and outstanding.

RESOLVED, that the board of directors and the holders of a majority of the outstanding shares of Common Stock hereby approve and authorize the Corporation to amend the Articles of Incorporation to (i) increase the number of shares of common stock that the Corporation is authorized to issue from 50,000,000 to 1,980,000,000, (ii) increase the number of shares of undesignated preferred stock that the Corporation is authorized to issue from 2,000,000 to 20,000,000, (iii) authorize the board of directors, without the consent of the stockholders of the Corporation, to adopt any recapitalization affecting the outstanding shares of capital stock of the Corporation by effecting a forward or reverse split of all of the outstanding shares of any class of capital stock of the Corporation, with appropriate adjustments to the Corporation’s capital accounts, provided that the recapitalization does not require any amendment to the Articles of Incorporation of the Corporation, (iv) change the name of the Corporation to “CLX Investment Company, Inc.”, and (v) approve the action by majority written consent of shareholders in lieu of meeting.

RESOLVED FURTHER, that the Articles shall be amended as follows:

Article 1 of the Articles of Incorporation shall be amended to read in its entirety as follows:

“Name

The name of the Corporation shall be CLX Investment Company, Inc.”

Article 4 of the Articles of Incorporation shall be amended to read as follows:

“Capital Stock

The authorized capital stock of the Corporation is Two Billion (2,000,000,000) shares, of which 1,980,000,000) shares with a par value of $.01 per share, shall be designated “Common Stock,” and of which Twenty Million (20,000,000) shares with a par value of $.01 per share,…”

A new Article 7 of the Articles of Incorporation shall be added and shall read in its entirety as follows:

“Recapitalizations Affecting Outstanding Shares

The board of directors, without the consent of the stockholders of the corporation, may adopt any recapitalization affecting the outstanding shares of capital stock of the corporation by effecting a forward or reverse split of all of the outstanding shares of any class of capital stock of the corporation, with appropriate adjustments to the corporation’s capital accounts, provided that the recapitalization does not require any amendment to the Articles of Incorporation of the corporation.”

A new Article 8 of the Articles of Incorporation shall be added and shall read in its entirety as follows:

“Actions by Written Consent

The stockholders may, by majority written consent in lieu of a meeting of stockholders, take any action that would otherwise require shareholder consent.”

RESOLVED FURTHER, that the holders of a majority of the outstanding shares of Common Stock of the Corporation hereby approve and authorize the filing of the Certificate of Amendment on or after the Record Date.

RESOLVED FURTHER, that the appropriate officers of the Corporation are hereby authorized and directed to execute, deliver and/or file such certificates, instruments and documents, to pay such fees and expenses, and to do and perform such other and further acts and things deemed necessary, proper or advisable to effect the amendment filing and to carry out the intent and accomplish the purposes of the foregoing resolutions and that any such documents executed or acts taken by them shall be conclusive evidence of authority in so doing.

SALE OF CLX OIL & GAS, LLC

WHEREAS, the Company has previously caused the formation of CLX Oil & Gas, LLC, a wholly-owned subsidiary of CLX Energy, Inc., and caused that all of the oil and gas operations of the company (including assets and liabilities pertaining to such operation) be transferred into CLX Oil & Gas LLC, and

WHEREAS, the Board of Directors has previously approved the “Securities Purchase and Sale Agreement” wherein the Company shall sell to certain stockholders of the Company 100% of its interest in CLX Oil & Gas LLC in exchange for 1,433,556 shares of CLX Energy, Inc. common stock held by those stockholders, and

WHEREAS, the Board of Directors has obtained a fairness opinion from Lehrer Financial and Economic Advisory Services indicating that the Securities Purchase and Sale Agreement is a fair and equitable exchange,

RESOLVED, that the board of directors and the holders of a majority of the outstanding shares of Common Stock hereby approve the sale of CLX Oil & Gas LLC to the stockholders under the terms and conditions outlined in the Securities Purchase and Sale Agreement.

RESOLVED FURTHER, that the appropriate officers of the Corporation are hereby authorized and directed to execute, deliver and/or file such certificates, instruments and documents, to pay such fees and expenses, and to do and perform such other and further acts and things deemed necessary, proper or advisable to effect the sale and to carry out the intent and accomplish the purposes of the foregoing resolutions and that any such documents executed or acts taken by them shall be conclusive evidence of authority in so doing.

CHANGE IN STATE OF DOMICILE

WHEREAS, the Company has been heretofore organized and domiciled in the State of Colorado, and

WHEREAS, subsequent to May 24, 2004 the Company has been located in Temecula, California and no longer maintains a business presence in Colorado,

RESOLVED, that the board of directors and the holders of a majority of the outstanding shares of Common Stock hereby approve the redomiciling of the Company in the State of Nevada, and

RESOLVED FURTHER, that the appropriate officers of the Corporation are hereby authorized and directed to execute, deliver and/or file such certificates, instruments and documents, to pay such fees and expenses, and to do and perform such other and further acts and things deemed necessary, proper or advisable to carry out the intent and accomplish the purposes of the foregoing resolutions and that any such documents executed or acts taken by them shall be conclusive evidence of authority in so doing.

IN WITNESS WHEREOF, the undersigned have executed this Joint Written Consent as of August 30, 2004.

DIRECTORS

/s/ Shane Traveller

Shane Traveller

/s/ Steven Peacock

Steven Peacock

/s/ Ed Henderson

Ed Henderson

COMMON STOCKHOLDERS

By: /s/ EJ Henderson	By: /s/ James Burkhart
EJ Henderson	James Burkhart

By: /s/ Gee Family Trust	By: /s/ Stephen Houghton
Gee Family Trust	Stephen Houghton

By: /s/ Mike Burkhart	By: /s/ D.M. Finsthwait
Mike Burkhart	D.M. Finsthwait

By: /s/ B.J. Reid	By: /s/ Keith Burkhart
B.J. Reid	Keith Burkhart

By: /s/ Steve Williams	By: /s/ BKM Family Trust
Steve Williams	BKM Family Trust

By: /s/ C&C Wooton
C&C Wooton